FOR IMMEDIATE RELEASE

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Lindsay Hatton
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2004 SECOND QUARTER RESULTS

•	Record second quarter sales of $35.5 million
•	Operating profit of $1.2 million
•	Earnings of $0.05 per diluted share
•	Third quarter earnings guidance: $0.05 to $0.10 per diluted share

CHICAGO, IL, January 29, 2004 — Quixote Corporation (Nasdaq: QUIX) today reported results for its second quarter ended December 31, 2003.

Net sales for the second quarter were $35,494,000, compared with $25,638,000 in the second quarter of fiscal 2003.  Operating profit was $1,227,000 in the second quarter of fiscal 2004 compared with $2,532,000 in the second quarter of fiscal 2003.  Net earnings for the second quarter of fiscal 2004 were $466,000, or $0.05 per diluted share, compared with $1,552,000, or $0.19 per diluted share, in the same period last year.

Net sales for the first six months of fiscal 2004 were $74,678,000, compared with $50,267,000 in the first six months of fiscal 2003.  Operating profit was $5,336,000, compared with $5,442,000 in the first six months of fiscal 2003.  Net earnings were $2,787,000, or $0.32 per diluted share, compared with $3,331,000, or $0.41 per diluted share, for the same period last year.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “As expected, our results for the second quarter were impacted by the continuation of a difficult operating environment, including state budgetary constraints and transportation funding uncertainties caused by the delay in the passage of a new highway funding bill. Sales in the second quarter increased 38% over the prior year’s second quarter, primarily as a result of a $13.5 million revenue contribution from our two most recent acquisitions, U.S. Traffic Corporation and Peek Traffic Corporation.  On an organic basis, sales declined 13% in the second quarter over the same period last year, largely due to two significant Inform Group orders totaling $2.8 million that were recorded in the second quarter of 2003 that we were not able to replace in this year’s second quarter.  Protect and Direct Group sales declined by 5%, reflecting the

—more—

impact of the difficult operating environment.  In the Inform Group, sales declined 29% organically due to the difficult comparison to the second quarter of 2003 and decreased order flows throughout the Group, which was partially offset by strong sales of highway advisory radio systems.  International sales continued to be an area of strength, increasing 11% over last year’s second quarter primarily due to strong sales in Europe.”

Mr. Jezuit continued, “The top-line pressure caused by budgetary issues at the federal, state and municipal levels is expected to continue in the near-term.  In this challenging business environment, we continue to implement a variety of initiatives designed to minimize the short-term effect of these negative industry conditions and maximize the long-term potential of our solid operating strategy.  The first of these initiatives is to successfully complete the integration of the U.S. Traffic and Peek Traffic acquisitions.  We expect to enhance the performance of these acquisitions and strengthen the Company as a whole through increased marketing efforts, cost management, and a continued focus on long-term margin expansion.”

Mr. Jezuit concluded, “While we continue to have a great deal of confidence in Quixote’s strong fundamentals and long-term prospects, we realize that the challenging nature of the current environment will continue to impact our near-term results.  As a result, we expect earnings for the third quarter to be in the range of $0.05 to $0.10 per diluted share.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m. EST today, January 29, 2004, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2003, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

Quixote Corporation
Earnings Summary

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Net sales	$35,494,000	$25,638,000	$74,678,000	$50,267,000
Cost of sales	24,424,000	15,827,000	50,832,000	29,808,000

Gross profit	11,070,000	9,811,000	23,846,000	20,459,000

Operating expenses:
Selling & administrative	9,013,000	6,806,000	16,964,000	14,109,000
Research & development	830,000	473,000	1,546,000	908,000
	9,843,000	7,279,000	18,510,000	15,017,000

Operating profit	1,227,000	2,532,000	5,336,000	5,442,000

Other income (expense)
Interest income	5,000	30,000	20,000	55,000
Interest expense	(504,000)	(210,000)	(1,002,000)	(450,000)
	(499,000)	(180,000)	(982,000)	(395,000)

Earnings from continuing operations before income taxes	728,000	2,352,000	4,354,000	5,047,000
Provision for income taxes	262,000	800,000	1,567,000	1,716,000

Net earnings	$466,000	$1,552,000	$2,787,000	$3,331,000

Per share data - basic:
Net earnings	$0.06	$0.20	$0.33	$0.43
Average common shares outstanding	8,432,133	7,783,794	8,404,162	7,807,690

Per share data - diluted:
Net earnings	$0.05	$0.19	$0.32	$0.41
Average common shares outstanding	8,733,412	8,099,040	8,710,026	8,076,638

Quixote Corporation
Balance Sheet

	As of December 31, 2003	As of June 30, 2003
Assets
Current assets
Cash and cash equivalents	$1,354,000	$3,753,000
Accounts receivable, net	34,311,000	36,835,000
Inventories	23,845,000	22,967,000
Other current assets	5,649,000	3,533,000
	65,159,000	67,088,000

Net property, plant and equipment	28,936,000	26,237,000
Intangible assets and other, net	70,000,000	57,500,000
Total assets	$164,095,000	$150,825,000

Liabilities and Shareholders’ Equity
Current liabilities	$26,967,000	$30,999,000
Long-term debt, net	50,325,000	39,789,000
Other long-term liabilities	4,287,000	4,482,000
Shareholder’s equity	82,516,000	75,555,000
Total liabilities and shareholders’ equity	$164,095,000	$150,825,000

# # #